Exhibit 99.1
Agilysys Board Names Special Committee to Oversee Strategic Evaluation;
Appoints R. Andrew Cueva, Managing Director of MAK Capital,
to Fill Board Vacancy
BOCA RATON, Fla. — June 25, 2008 — Agilysys, Inc. (Nasdaq: AGYS), a leading provider of innovative IT solutions, today announced that its Board of Directors has appointed five independent directors to a special committee created to oversee the company’s strategic evaluation process.
Effective immediately, the board also has appointed R. Andrew Cueva to fill a vacancy on the nine-member board following the resignation of director Dr. Curtis J. Crawford, who intended not to stand for re-election at the company’s 2008 annual shareholder meeting because of a major scheduling conflict. Due to the recently announced postponement of the annual meeting, Dr. Crawford has decided to depart now.
Cueva, managing director of MAK Capital, the company’s largest shareholder, will serve on the special committee. Directors Thomas A. Commes and Howard V. Knicely will co-chair the committee, which will also include Keith M. Kolerus and Robert G. McCreary, III.
“The independent members of the special committee are highly qualified to analyze all of the strategic alternatives available to our company,” said Arthur Rhein, chairman, president and chief executive officer of Agilysys. “They possess a broad range of business experience and have gained substantial knowledge about Agilysys either as members of the board or as a long-term major shareholder. We are confident of their ability to present prudent recommendations for the full board to consider on behalf of all of Agilysys’ stakeholders.”
Agilysys intends to disclose developments regarding the strategic evaluation process only if and when the board has approved a specific course of action after receiving the recommendations of JPMorgan, its financial advisor. Agilysys cautions that there can be no assurance that the exploration of alternatives will result in a particular course of action.
Rhein added, “I want to express my personal and the Board’s deep gratitude to Curtis Crawford for his valuable insights and dedicated support of our shareholder value-creation agenda, and wish him the very best. At the same time, we welcome the perspective of our largest shareholder, MAK Capital, which owns approximately 18 percent of the company.”
Cueva has been a managing director of MAK Capital, a New York-based value-oriented hedge fund, since January 2005. Prior to joining MAK Capital, he was a portfolio manager and analyst at Green Cay Asset Management in the Bahamas from 2002 to 2004 and Avalon Global Asset Management in San Francisco from 1999 to 2002. He began his investing career in 1995 at Deltec Asset Management in New York, and has invested across a range of industries. Prior to Deltec, he worked in mergers and acquisitions groups at the Bankers Trust Company and Samuel Montagu & Co.
Forward-Looking Language
Portions of this release, particularly the statements made by management and those that are not historical facts, are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on current assumptions and expectations, and are subject to risks and uncertainties, many of which are beyond the control of Agilysys. Many factors could cause the actual results of Agilysys to differ materially from those anticipated by the forward-looking statements. These factors include those referenced in the Annual Report on Form 10-K or as may be described from time to time in Agilysys subsequent Securities and Exchange Commission (SEC) filings.
Potential factors that could cause actual results to differ materially from those expressed or implied by such statements include, but are not limited to, those relating to Agilysys long-term financial goals, anticipated revenue gains, sales volume, margin improvements, cost savings, capital expenditures, depreciation and amortization, and new product introductions.
Other associated risks include geographic factors, political and economic risks, the actions of Agilysys competitors and vendors, changes in economic or industry conditions in the markets served by Agilysys, the ability to appropriately integrate and derive performance from acquisitions, strategic alliances, and joint ventures, and the ability of the company to identify and complete a strategic transaction.
In addition, this release contains time-sensitive information and reflects management’s best analysis only as of the date of this release. Agilysys does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Information on the potential factors that could affect Agilysys actual results of operations is included in its filings with the SEC, including, but not limited to, its Annual Report on Form 10-K for the fiscal year ended March 31, 2007. Interested persons can obtain it free at the SEC’s Web site, www.sec.gov.

About Agilysys
Agilysys is a leading provider of innovative IT solutions to corporate and public-sector customers, with special expertise in select markets, including retail and hospitality. The company uses technology — including hardware, software and services — to help customers resolve their most complicated IT needs. The company possesses expertise in enterprise architecture and high availability, infrastructure optimization, storage and resource management, identity management and business continuity; and provides industry-specific software, services and expertise to the retail and hospitality markets. Headquartered in Boca Raton, Fla., Agilysys operates extensively throughout North America, with additional sales offices in the United Kingdom and China. For more information, visit www.agilysys.com.
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Contact:	Martin Ellis
Executive Vice President, Treasurer and
Chief Financial Officer
Agilysys, Inc.
561-999-8780
martin.ellis@agilysys.com